Exhibit 99.2

SELECTED FINANCIAL DATA

(in millions, except per share amounts)

	As of and for the Years Ended December 31,
	2003(1)	2002(2)	2001(2)(3)	2000(2)(3)	1999(2)(3)
Operating results
Revenues(1)	$20,583	$20,500	$20,297	$18,330	$17,933
Cost of revenues	19,064	17,199	16,590	15,028	14,829
Selling, general and administrative	1,605	1,568	1,623	1,589	1,693
Restructuring and other	191	(3)	(17)	(24)	1,036
Other income (expense)(4)	(266)	(343)	110	(31)	166
Provision (benefit) for income taxes	(186)	479	784	621	203
Income (loss) from continuing operations	(357)	914	1,427	1,085	338
Income (loss) from discontinued operations	91	202	(40)	58	83
Cumulative effect on prior years of changes in accounting principles, net of income taxes	(1,432)	—	(24)	—	—
Net income (loss)(1)	(1,698)	1,116	1,363	1,143	421

Per share data
Basic earnings per share of common stock:
Income (loss) from continuing operations	$(0.75)	$1.91	$3.04	$2.33	$0.70
Net income (loss)	(3.55)	2.33	2.90	2.45	0.87
Diluted earnings per share of common stock:
Income (loss) from continuing operations	(0.75)	1.87	2.94	2.28	0.68
Net income (loss)	(3.55)	2.28	2.81	2.40	0.85
Cash dividends per share of common stock	0.60	0.60	0.60	0.60	0.60
Book value per share of common stock	11.89

Financial position
Total assets	18,280	18,880	16,353	12,692	12,522
Long-term debt, less current portion	3,488	4,148	4,692	2,585	2,216
Shareholders’ equity	5,714	7,022	6,446	5,139	4,535

Other data
Ratio of earnings to fixed charges(5)(6)	—	3.5	4.8	4.3	2.1

(1)	We adopted a new method of accounting for revenue recognition on long-term contracts effective January 1, 2003. Amounts for prior years are reported in accordance with our previous method of accounting for revenue recognition. Revenues for the years ended December 31, 2002, 2001, 2000 and 1999 were $19,273 million, $19,200 million, $18,912 million and $17,764 million, respectively, on a comparable pro forma basis as if the aforementioned accounting change had been applied to all contracts at inception. Net income for the years ended December 31, 2002, 2001, 2000 and 1999 were $460 million, $932 million, $1,424 million and $266 million, respectively, on a comparable pro forma basis as if the aforementioned accounting change had been applied to all contracts at inception.
(2)	Operating results for each of the years in the four year period ended December 31, 2002 have been restated to conform to the current presentation with regard to our reporting of certain activities as discontinued operations during 2003.
(3)	Effective January 1, 2002, we fully adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized. Operating results include goodwill amortization in the pre-tax amounts of $173 million, $164 million and $153 million for the years ended December 31, 2001, 2000 and 1999, respectively.
(4)	Other income (expense) includes net investment gains (losses) in the pre-tax amounts of $6 million, $(119) million, $344 million, $118 million and $94 million for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.
(5)	Earnings were inadequate to cover our fixed charges by $544 million in 2003.
(6)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings consist of income (loss) from continuing operations before income taxes, cumulative effective of changes in accounting principles, minority interest in consolidated subsidiaries, and undistributed equity in income (losses) of affiliates, plus distributed income of equity investees, and fixed charges, less capitalized interest; and

•	fixed charges consist of total interest expense, including capitalized interest, dividends on redeemable preferred stock of subsidiaries and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

The Company did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented.